Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 30, 2010, with respect to the financial statements of ARC Income Properties, LLC, (a Delaware Limited Liability Company), and February 4, 2011, with respect to the financial statements of ARC Income Properties III, LLC (a Delaware Limited Liability Company), contained in this Registration Statement and Prospectus on Form S-11. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

February 11, 2011